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FOR IMMEDIATE RELEASE                                                 EXHIBIT 99

CONTACT: David Calusdian
         Sharon Merrill Associates
         (617)542-5300

         Information Hotline
         (877)495-1967

GC COMPANIES, INC. TO RESTRUCTURE UNDER CHAPTER 11

         Chestnut Hill, MA, October 11, 2000 -- GC Companies, Inc. (NYSE: GCX), parent company of General Cinema Theatres, Inc., announced today that GC Companies and certain of its domestic subsidiaries, including General Cinema Theatres, Inc., are filing voluntary petitions to reorganize their business under Chapter 11 of the U.S. Bankruptcy Code. The Company further stated that certain of its subsidiaries in Florida, Georgia, Louisiana and Tennessee are filing Chapter 7 liquidation proceedings. The filings were made in the United States Bankruptcy Court for the District of Delaware. In its filings, the Company will report total assets of $328.9 million and total liabilities of $195.1 million as of August 31, 2000.

         The Company believes that Chapter 11 reorganization provides the Company with the most effective means to terminate and restructure unprofitable leases and position the Company to succeed in today's highly competitive marketplace. After a review of the various alternatives available by a Special Committee of its independent directors and outside professional advisors, the Company concluded that utilizing the Chapter 11 process to complete its restructuring is in the best long-term interests of the Company and all of its stakeholders.

         The Company believes that an oversaturation of the market created by a surge in the construction of multi-screen "megaplexes" during the past several years, has created intense competitive pressures. This has resulted in a downturn in the theatre industry due to the decline in attendance at older theatres in favor of state of the art megaplexes. A number of the Company's competitors including United Artists, Edwards, and Carmike theatres have filed Chapter 11 proceedings as a result of these industry pressures.

         Through the Chapter 11 process, the Company expects to be able to terminate unprofitable leases, reduce the Company's operating expenses and make necessary improvements to the business to create a strong competitive future for General Cinema. While the Company completes the restructuring, its operations are expected to continue. As a part of its previously announced plan to concentrate resources on its operations in the Northeast and Midwest, General Cinema recently closed 36 under-performing theatres with 264 screens in Florida, Georgia, Louisiana, North Carolina, Texas, Ohio, New Jersey, California and Washington, and will close 17 additional theatres with 103 screens in October.

         The Company is arranging up to $45 million of debtor in possession financing to provide the Company with resources to fund its operations during the Chapter 11 proceedings. Employees will continue to be paid and vendors will be paid for post-petition purchases of goods

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and services in the ordinary course. The Company intends to seek Court approval to honor policies regarding gift certificates, movies passes and other customer programs, as well as employee benefit programs.

         Richard A. Smith has today resigned as Chief Executive Officer, and Robert A. Smith has resigned as President and Chief Operating Officer to avoid potential conflict, in implementing the reorganization, between their positions with GC Companies and those that they hold at Harcourt General, Inc., which has guaranteed certain of the Company's lease obligations. Also to avoid potential conflicts, John G. Berylson, son-in-law of Richard A. Smith, resigned as Senior Vice President and Chief Investment Officer of GC Companies. Richard A. Smith will continue to serve as Chairman of the Board of Directors of the Company, but he will not serve on the Special Committee of the Board which has been formed to address all issues that relate to Harcourt General, Inc.

         G. Gail Edwards, who has been with the Company since 1996, was named President and Chief Operating Officer in addition to her current position as Chief Financial Officer and will be responsible for the restructuring and the operations of the Company. Frank T. Stryjewski remains as President of General Cinema Theatres, Inc., the subsidiary which holds the Company's domestic theatre operations. Paul R. Del Rossi remains as Chairman of General Cinema International, Inc. which is not filing for reorganization and will continue to manage its joint venture in South America.

Forward-Looking Statements

         Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. GC Companies cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the overall viability of the Company's long-term operational reorganization and financial restructuring plan; the involvement of our secured and unsecured creditors in the Chapter 11 proceedings; the bankruptcy court approval of debtor in possession financing and numerous other approvals incident to our operations in Chapter 11 and our ultimate reorganization; competitive pressure in GC Companies' market; dependence upon motion picture productions and performance; the ability to achieve planned openings or closings of theatres and screens; seasonality; business conditions in the movie industry and other complementary markets; general economic conditions and the risk factors detailed from time to time in GC Companies' periodic reports and registration statements filed with the Securities and Exchange Commission, including GC Companies' Annual Report on Form 10K for the year ended October 31, 1999. By making these forward-looking statements, GC Companies does not undertake to update them in any manner except as may be required by GC Companies' disclosure obligations in filings it makes with the Securities and Exchange Commission under Federal securities laws.